EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OR OTHER JURISDICTION OF OPERATION
Lam Research AG	Austria
Lam Research Management GmbH	Austria
Lam Research (Shanghai) Co., Ltd.	China
Lam Research Semiconductor (Suzhou) Co., Ltd.	China
Lam Research Service Co., Ltd.	China
SEZ China Ltd.	China
Lam Research SAS	France
Lam Research GmbH	Germany
Lam Research (Ireland) Limited	Ireland
Lam Research (Israel) Ltd.	Israel
Lam Research S.r.l.	Italy
Lam Research Co., Ltd.	Japan
Lam Research Korea Limited	Korea
Lam Research Luxembourg S.a.r.l.	Luxembourg
LAM Research B.V.	Netherlands
Lam Research International B.V.	Netherlands
Silfex Incorporated	Ohio, United States
Lam Research Singapore Pte Ltd	Singapore
SEZ Asia Pacific Pte. Ltd.	Singapore
SEZ Singapore Pte. Ltd.	Singapore
SEZ Slovakia S.T.O.	Slovakia
Lam Research Holding AG	Switzerland
Lam Research International Sarl	Switzerland
Lam Research Co., Ltd.	Taiwan
SEZ Taiwan Ltd.	Taiwan
Lam Research Ltd.	United Kingdom